Moody National REIT, I. Inc. 10-K

EXHIBIT 21

Subsidiaries

Moody National Operating Partnership I, L.P. (Delaware)

Moody National Perimeter REIT JV Member, LLC (Delaware)

Moody National RI Perimeter JV, LLC (Delaware)

Moody National RI Perimeter Holding, LLC (Delaware)

Moody National RI Perimeter MT., Inc. (Delaware)

Moody National RI Perimeter Master Tenant, LLC (Delaware)

MNHP Note Holder, LLC (Delaware)

Moody National Wood-Hou Holding, LLC (Delaware)

Moody National Wood-Hou MT, Inc. (Delaware)

Moody National Wood-Hou MT, LLC (Delaware)

Moody National HP G-Town Holding, LLC (Delaware)

Moody National HP G-Town MT, Inc. (Delaware)

Moody National HP G-Town MT, LLC (Delaware)

Moody National HP N-Charles Holding, LLC (Delaware)

Moody National HP N-Charles MT, Inc. (Delaware)

Moody National HP N-Charles MT, LLC (Delaware)

Moody National Austin-GOVR Holding, LLC (Delaware)

MN Austin-GOVR MT, Inc. (Delaware)

Moody National Austin-GOVR MT, LLC (Delaware)